Exhibit 99.1

FS Bancorp, Inc. Names Matt Mullet CEO

Mountlake Terrace, WA, June 1, 2026 – FS Bancorp, Inc. (the “Company”) (NASDAQ: FSBW), the holding company for 1st Security Bank of Washington (“1st Security Bank” or “Bank”) announced today that it has named Matthew D. Mullet CEO of the Company, effective June 1, 2026.  This appointment is part of the CEO succession plan that was previously announced on August 15, 2025.  Matt Mullet has served as President and CEO of 1st Security Bank and as President of the Company and will continue in those roles.

Joe Adams, who retired as CEO of the Company on May 31, 2026, will continue to serve as a director of the Company and the Bank. Under his leadership, there was an emphasis on reinforcing the Bank’s people first culture and developing the Company’s vision and purpose statements.

Matt Mullet served the bank as its Chief Financial Officer since 2011 before his current role. His experience and dedication to the Company’s customers and employees will continue in his new role.

Mr. Mullet said, “I am honored by this opportunity to support our teams across the organization, continue with our financial success, and contribute to the Company’s Vision to Build a Truly Great Place to Work and Bank.”

About 1st Security Bank of Washington

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon. It operates through 28 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that 1st Security expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Contacts:

Matthew D. Mullet
President & CEO
(425) 771-5299
www.FSBWA.com